As filed with the Securities and Exchange Commission on June 4, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________________________________________________________________________________________
INTERFACE, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-1451243
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1280 West Peachtree Street, NW
Atlanta, Georgia 30309
(770) 437-6800
(Address of principal executive offices, including zip code)

INTERFACE, INC. 2020 OMNIBUS STOCK INCENTIVE PLAN
(as Amended and Restated Effective May 13, 2024)
(Full title of the plan)

David B. Foshee, Esquire
Vice President, General Counsel and Secretary
Interface, Inc.
1280 West Peachtree Street, NW
Atlanta, Georgia 30309
(770) 437-6800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Interface, Inc. (the “Registrant”) with the Securities and Exchange Commission to register an additional 3,200,000 shares of the Registrant’s common stock, $0.10 par value per share (the “Common Stock”), for issuance under the Interface, Inc. 2020 Omnibus Stock Incentive Plan, as Amended and Restated Effective May 13, 2024 (the “Plan”), and any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant previously filed a Form S-8 (File No. 333-248451) registering 3,700,000 shares of Common Stock under the Interface, Inc. 2020 Omnibus Stock Incentive Plan on August 28, 2020 (the “Prior Registration Statement”). This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. In accordance with such instruction, the contents of the Prior Registration Statement are incorporated by reference into this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

David B. Foshee, who is providing the legal opinion attached as Exhibit 5.1 hereto, is Vice President, General Counsel and Secretary of the Registrant. Mr. Foshee: (1) beneficially owns 217,573 shares of the Common Stock; and (2) has received, and is eligible to receive, awards under the Plan.

Item 6. Indemnification of Directors and Officers.

As provided under Georgia law, the Registrant’s Articles of Incorporation, as restated with the accompanying Clarification Certificate (the “Articles”), provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Registrant as a director, except that such provision shall not eliminate or limit the liability of a director: (1) for any appropriation, in violation of a director’s duties, of any business opportunity of the Registrant; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director received an improper benefit.

Under Article VII of the Registrant’s Bylaws, as amended and restated (the “Bylaws”), the Registrant is authorized to indemnify its officers and directors for any liability and expense incurred by them in connection with or resulting from any threatened, pending or completed legal action or other proceeding or investigation by reason of his or her being or having been an officer or director. An officer or director may only be indemnified if such officer or director acted in good faith and in a manner such officer or director reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to a criminal matter, such officer or director did not have reasonable cause to believe their conduct was unlawful. No officer or director who has been adjudged liable for the improper receipt of a personal benefit is entitled to indemnification.

Any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his or her official capacity is entitled to indemnification as to expenses by the Registrant. All other determinations in respect of indemnification shall be made by either: (1) a majority vote of a quorum of disinterested directors; (2) independent legal counsel selected in accordance with the Bylaws and at the request of the Registrant’s Board of Directors; or (3) the holders of a majority of the Registrant’s stock who at such time are entitled to vote for the election of directors.

The provisions of the Bylaws on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

Subject to the foregoing, the Registrant has entered into indemnification agreements with each of its executive officers and directors providing such officers and directors indemnification and expense advancement to the fullest extent permitted by applicable law and the Articles and Bylaws, subject to certain limitations and procedural requirements. The Registrant’s directors and officers are also insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Restated Articles of Incorporation and accompanying Clarification Certificate (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly report on Form 10-Q filed on May 10, 2012).
4.2	Bylaws, as amended and restated February 22, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 27, 2017).
4.3
Interface, Inc. 2020 Omnibus Stock Incentive Plan, as Amended and Restated Effective May 13, 2024 (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on May 15, 2024).

5.1*	Opinion of David B. Foshee, Vice President, General Counsel and Secretary of the Registrant.
23.1*	Consent of David B. Foshee, Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1).
23.2*	Consent of BDO USA, P.C., An Independent Registered Public Accounting Firm.
24.1*	Powers of Attorney (included on signature page).
107*	Filing Fee Table.

*Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 4, 2024.

INTERFACE, INC.

By: /s/ Laurel M. Hurd
Laurel M. Hurd
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurel Hurd the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ LAUREL M. HURD	President, Chief Executive Officer and Director	June 4, 2024
Laurel M. Hurd	(Principal Executive Officer)

/s/ BRUCE A. HAUSMANN	Vice President and Chief Financial Officer	June 4, 2024
Bruce A. Hausmann	(Principal Financial Officer)

/s/ ROBERT PRIDGEN	Vice President and Chief Accounting Officer	June 4, 2024
Robert Pridgen	(Principal Accounting Officer)

/s/ CHRISTOPHER G. KENNEDY	Chairman of the Board and Director	June 4, 2024
Christopher G. Kennedy

/s/ JOHN P. BURKE	Director	June 4, 2024
John P. Burke

/s/ DWIGHT GIBSON	Director	June 4, 2024
Dwight Gibson

/s/ DANIEL T. HENDRIX	Director	June 4, 2024
Daniel T. Hendrix

/s/ JOSEPH KEOUGH	Director	June 4, 2024
Joseph Keough

/s/ CATHERINE M. KILBANE	Director	June 4, 2024
Catherine M. Kilbane

/s/ K. DAVID KOHLER	Director	June 4, 2024
K. David Kohler

/s/ CATHERINE MARCUS	Director	June 4, 2024
Catherine Marcus

/s/ ROBERT T. O’BRIEN	Director	June 4, 2024
Robert T. O’Brien